CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Hi-Tech Wealth Inc. and Subsidiaries

We consent to the inclusion in the foregoing Registration Statement on Amendment No. 1 to Form SB-2 of our report dated June 30, 2007, relating to the consolidated financial statements of Hi-Tech Wealth Inc. (formerly General Components, Inc.) and Subsidiaries as of and for the years ended December 31, 2006 and 2005, which also appears in the Hi-Tech Wealth Inc. Annual Report on Form 10-KSB, for the year ended December 31, 2006, filed with the Securities and Exchange Commission on April 17, 2007. We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.

WEINBERG & COMPANY, P.A.
Certified Public Accountants

Boca Raton, Florida
September 20, 2007